UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2005

Timeline Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	1-13524	31-1590734
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3055 112th Ave. NE, Suite 106, Bellevue, Washington		98004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	425-822-3140

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2005, Timeline, Inc. entered into a Security Agreement and Secured Promissory Note with Global Software, Inc., providing for a $250,000 loan to Timeline. Copies of the Secured Promissory Note and Security Agreement are included as exhibits to this Form 8 K, and the discussion below is summary of material terms of the Secured Promissory Note and Security Agreement and is qualified in its entirety to the complete text of the each document.

Principal amounts owing under the Note bear interest at a fixed rate of 6% per annum. The Note is due and payable ("Maturity Date") on the earlier of (i) July 31, 2005, (ii) closing of the transactions contemplated by a letter of intent between the parties (as discussed in greater detail below, the "Letter of Intent"), or (iii) the termination of either the Letter of Intent or the definitive purchase agreement contemplated by the Letter of Intent. Upon the Maturity Date, Timeline has the right to elect to repay the Note either in full or in four successive and equal quarterly payments, with each payment being made on the final business day of each fiscal quarter following the Maturity Date. After the Maturity Date, interest on the outstanding principal balance on the Note accrues at the rate of 8% per annum.

Upon an event of default under the Note, all outstanding principal and interest under the Note will be immediately due and payable. Events of default consist of the following:

• Timeline’s failure to pay any amounts owed under the Note when due, if not cured within 10 days after the due date;
• an event of default or material breach by Timeline under the Letter of Intent or the definitive purchase agreement contemplated thereby, which is not cured after 30 days;
• a material breach by Timeline of its obligations under the Security Agreement;
• the filing of a petition by or against (which has not been stayed or dismissed within 60 days following the filing of such petition) Timeline under bankruptcy laws;
• the appointment of a receiver, trustee, custodian or liquidator of or for any part of Timeline’s assets or property;
• the execution by Timeline of a general assignment for the benefit of creditors; or
• the insolvency of Timeline or Timeline generally not paying its debts as they become due.

Timeline’s obligations under the Note are secured by a first priority security interest in the assets covered by the Letter of Intent ("Assets"). The Assets generally consist of the following:

• Timeline’s software-related assets, including its Analyst Financials / Analyst Suite and WorkWise products (including all source and object code, all prior versions, versions under development, documentation, including installation, implementation and help manuals and guides for users and programmers/developers) (the "Software-Related Assets");
• all of Timeline’s trademarks, trade names, service marks, copyrights and goodwill and other intellectual property, whether registered or not, that are associated with the Software Related Assets;
• all of Timeline’s customer lists, customer contracts, goodwill, contracts and contract rights with regard to customers (other than patent licenses and accounts receivable);
• all of Timeline’s right, title and interest in the names "Timeline" (other than "Timeline, Inc."), "WorkWise" and "Analyst Financials" and stylized marks derivative thereof;
• substantially all of Timeline’s equipment, inventory, fixtures and capitalized software; and
• all books and records related to the foregoing.

The $250,000 loan from Global Software to Timeline was negotiated as part of a non-binding Letter of Intent entered into between the parties on May 6, 2005. A copy of the non-binding Letter of Intent is included as an exhibit to this Form 8-K, and the following discussion is a summary of certain terms of the Letter of Intent and is qualified in its entirety to the complete text of that document. The Letter of Intent proposes an asset purchase and licensing transaction between the parties (the "Transaction").

There are no assurances that the Transaction will be consummated and the terms of the Transaction may change materially from the terms set forth in the Letter of Intent. The Letter of Intent is a non-binding obligation of Timeline and Global Software, and the actual terms of any Transaction will be contained in a definitive purchase agreement to be negotiated between the parties. There will be many conditions to closing, many of which are outside of the parties’ control, including obtaining approval of Timeline’s shareholders. There are no assurances when or if closing will occur, even if the parties successfully negotiate and sign a definitive purchase agreement.

The following is a summary of the proposed Transaction and other material terms of the Transaction and Letter of Intent:

• Timeline to sell the Assets (as described above) to Global Software;
• Timeline to grant a perpetual, fully paid license in Timeline’s patents to Global Software, including the right to sublicense to OEMs, VAR, resellers and other distributors;
• Global Software to pay to Timeline $1,800,000, of which (i) $1,000,000 (less the outstanding principal and interest under the Note) will be payable at closing, (ii) $400,000 will be payable 18 months after closing (bearing simple interest at a rate of 6% per annum), and (iii) $400,000 will be payable 36 months after closing (bearing simple interest at a rate of 6% per annum);
• Global Software to pay to Timeline earn-out payments over a period of 4 years post-closing based on Global’s license fee revenue from the combined Global Software / Timeline analytics business – (i) 4% for the first year post closing, (ii) 3% for the second year post closing, (iii) 2% for the third year post closing, and (iv) 1% for the fourth year post closing;
• Global Software to assume certain liabilities of Timeline, including Timeline’s office leases in Bellevue, WA and Chiswick, UK, its ongoing obligations with respect to approximately $694,000 of prepaid maintenance fees, and accrued vacation time for any Timeline employees hired by Global Software;
• Global Software to enter into a patent royalty agreement to cooperate, at Timeline’s request, with Timeline with respect to the prosecution of any patent infringement claim, and Timeline to pay a 3% royalty to Global Software on those licenses where Global has provided assistance; and
• Timeline to enter into a non-competition agreement, agreeing not to compete with the business being sold to Global Software for a period of 4 years.

There will be many conditions to closing, many of which are outside of the parties’ control, and Timeline cannot predict whether these conditions will be satisfied. The final list of closing conditions will be set forth in the definitive purchase agreement to be negotiated. In the event that the Transaction does not close by July 31, 2005, Global Software has the right to terminate the Letter of Intent. The closing conditions currently listed in the Letter of Intent include the following:

• Global Software to satisfactorily complete its due diligence review of Timeline;
• certain key employees of Timeline, who have not yet been identified, to enter into employment agreements with Global Software;
• the leases for Timeline’s offices in Bellevue, WA and Chiswick, UK to be assigned to Global Software on terms acceptable to it;
• all necessary third-party and governmental approvals to the Transaction to be obtained;
• no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Timeline or its business to have occurred since January 31, 2005; and
• Timeline’s shareholders to approve the Transaction.

Global Software is currently engaged in its due diligence review, and the parties have not yet started to negotiate a definitive purchase agreement for the Transaction.

As part of the Letter of Intent, Timeline agreed to an exclusivity provision in favor of Global Software through the earlier of (a) July 31, 2005 or (b) the termination by Global Software of negotiations for the Transaction. Timeline agreed that it would not (i) directly or indirectly through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving Timeline or its assets, (ii) directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, Timeline or its assets and will notify Global Software promptly of the receipt of any unsolicited offer therefor, or (iii) dispose of any assets that would constitute a part of the Assets to be acquired by Global Software other than in the ordinary course of business.

The Letter of Intent also provides for a break-up fee, in the event (a) Timeline breaches its exclusivity obligation described above, (b) the Letter of Intent or definitive purchase agreement is terminated due to a material breach by either party, or (c) either party fails to diligently proceed in good faith with the consummation of the Transaction. The break up fee payable by the breaching party would be in an amount equal to $200,000, plus reasonable attorneys’ fees, accountants’ fees and appraiser’s fees incurred by the non-breaching party in connection with its due diligence, negotiation and documentation of the Transaction. In addition, Timeline would be required to repay to Global Software all outstanding and principal amounts under the Note.

In addition, Timeline recently entered into an agreement with its landlord for its Bellevue, WA office to extend the lease term through October 31, 2005. The original term of the lease was to expire on April 30, 2005. On January 26, 2005, Timeline and the landlord agreed to a three month hold-over, through July 31, 2005. Subsequently, in May 2005, the landlord verbally agreed to further extend the term through October 31, 2005. In consideration for these extensions, the rent rate increased to the current market rate, resulting in rent of $15,623.68 per month.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the $250,000 loan from Global Software, on June 2, 2005, Timeline paid off its outstanding loan balance with Silicon Valley Bank. As a result, Silicon Valley Bank and Timeline have terminated the various financing agreements between the parties, consisting of the following: (i) the Accounts Receivable Financing Agreement, dated September 23, 2004, (ii) the Intellectual Property Security Agreement, dated September 23, 2004, (iii) the Securities Account Control Agreement, dated September 17, 2004, (iv) the Unconditional Guaranty by Analyst Financials, Ltd. in favor of Silicon Valley Bank, dated September 23, 2004, and (v) the Unconditional Guaranty by Workwise, Inc. in favor of Silicon Valley Bank, dated September 23, 2004.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

[See Discussion above at Item 1.01 re Secured Promissory Note and Security Agreement with Global Software, Inc.]

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Secured Promissory Note, dated June 1, 2005, between Timeline, Inc. and Global Software, Inc.
10.2 Security Agreement, dated June 1, 2005, between Timeline, Inc. and Global Software, Inc.
10.3 Non-Binding Letter of Intent, dated May 6, 2005, between Timeline, Inc. and Global Software, Inc.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Timeline Inc.

June 7, 2005	By:	/s/ Charles R. Osenbaugh

Name: Charles R. Osenbaugh
Title: Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10..1	Secured Promissory Note, dated June 1, 2005, to Global Software, Inc.
10..2	Security Agreement, dated June 1, 2005, with Global Software, Inc.
10..3	Letter of Intent, dated May 6, 2005, with Global Software, Inc.